Exhibit 99.1

For Immediate Release	For more information contact:
April 29, 2013	James La Neve, Vice President and CFO 765-807-2640

Chromcraft Revington, Inc.
Provides Update on Previously Announced Voluntary Delisting From NYSE MKT

West Lafayette, Indiana, April 29, 2013 – Chromcraft Revington, Inc. (the “Company”) (NYSE MKT: CRC) announced today that, in connection with its previously announced voluntary delisting from the NYSE MKT, it expects its common stock to begin trading under the ticker symbol CRCV on the OTC Pink Marketplace, operated by the OTC Markets Group, commencing Tuesday, April 30, 2013. As of that date, investors and other interested parties will be able to view the Real Time Level II stock quotes for CRCV at http://www.otcmarkets.com/stock/CRCV/quote.  Although the Company expects to be quoted on the OTC Pink Marketplace, the Company can provide no assurance that any trading market for the Company’s securities will exist on the OTC Pink Marketplace. The last day of trading of the Company’s common stock on the NYSE MKT will be April 29, 2013.

The Company also intends to file a Form 15 with the Securities and Exchange Commission (“SEC”) on April 29, 2013.  The Form 15 will be filed in order to terminate the registration of the common stock under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Company expects the deregistration to become effective 90 days after the filing if there are no objections from the SEC.  The Company’s SEC reporting obligations under Sections 13 and 15(d) of the Exchange Act, including its obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be immediately suspended upon filing of the Form 15 unless the SEC denies the effectiveness of the Form 15, in which case the Company would be required to file all such reports within 60 days of such denial.  The Company has previously announced that it expects to file its Annual Report on Form 10-K for the year ended December 31, 2012 on or before May 31, 2013.

The Company will continue to be audited by an independent accounting firm and prepare and publish quarterly and annual financial results in its earnings releases which is to be broadly disseminated and available on our internet website at www.chromcraft-revington.com on the “Investor Info” page.  The Company also intends to post such information within the OTC Markets website.

About OTC Markets Group Inc.:
OTC Markets Group Inc. (“OTCM”) operates open, transparent and connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice.  OTCM organized these securities into tiered marketplaces to inform investors of opportunities and risks.  OTCM’s data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Chromcraft Revington, Inc.:
Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts® brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the recent slowdown in the U.S. office furniture market will continue; pressure to reduce deficit spending at various governmental entities that directly or indirectly purchase our products; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; continued credit availability under our current credit facility and our ability to fully utilize the credit facility; our ability to negotiate and enter into a definitive agreement with RMMJ LLC on favorable terms concerning the previously announced possible sale of the Company and consummate such transaction; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.